UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

MEDASORB TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51038	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852
(Address of principal executive office) (Zip Code)

(732) 329-8885
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to a letter dated October 22, 2008, Al Kraus has resigned from his position as President and Chief Executive Officer of MedaSorb Technologies Corporation (the “Company”), effective December 31, 2008.  He will, however, remain as a member of the Board of Directors of our company. Mr. Kraus’ resignation was not the result of any disagreement with the Company or any officers or directors of the Company.

Effective upon Mr. Kraus’ resignation, Dr. Phillip Chan, M.D., Ph.D. has been appointed the interim Chief Executive Officer.

Phillip Chan, M.D., Ph.D., Interim Chief Executive Officer and Director
Dr. Chan is a current MedaSorb Board Director.  He is a Board-certified Internal Medicine physician, trained at the Beth Israel Deaconess Medical Center at Harvard, and received his M.D. and Ph.D. from Yale University Medical School.  As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which Dr. Chan is a party in connection with this appointment as a director and an officer of this Company. The Company expects to finalize such an agreement with Dr. Chan, shortly.

Effective December 31, 2008, Dr. James Winchester has resigned as Chief Medical Officer of the Company.  Dr. Winchester’s departure was not the result of any disagreement with the Company or any officers or directors of the Company.  The Company is in discussions with an individual to replace Dr. Winchester as our Chief Medical Officer, however, as of the date of this filing, no definitive agreement has been entered into.

Effective December 31, 2008, Mr. William Miller stepped down as Chairman of the Board of Directors of the Company.  Mr. Miller’s departure was not the result of any disagreement with the Company or any officers or directors of the Company.  The Company is in discussions with an individual to replace Mr. Miller as our Chairman of the Board of Directors, however, as of the date of this filing, no definitive agreement has been entered into.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2009
MEDASORB TECHNOLOGIES CORPORATION

	By:	/s/ David Lamadrid
David Lamadrid,
Chief Financial Officer